No 001402                      GUARANTEE OF PAYMENT CERTIFICATE
                               Registration-address of the controller of tender:
                               Notary-office Vermeer, Burg. Bloemersstraat 38,
                               NL 7271 DC Borculo

TO BE FILLED IN BY THE CLIENT

Receiver of the guarantee 1        Receiver of the guarantee 2        To fill in by BetaalGarant:

Last name:                         Last name:

Initials:                          Initials:                               Guarantee-amount
                                                                           F ...........
Birthday:                          Birthday:                               Starting-date
                                                                           .............
PC/Place:                          PC/Place:                               Supplier:

Telephone:                         Telephone:

Nationality.                       Nationality:

Date of the order:                 Date of Delivery:                       Signature BetaalGarant:

Model/Serialnr.:                   Price (incl.BTW):                       .................

I (We) am (are) the keeper(s) of this Guarantee of Payment Certificate and I
(We) have read the Conditions of Participation mentioned on the backside and do agree with it.

Signature(s) Receiver(s) of the guarantee:(1).............(2)...................

Date of Signature:

INSTRUCTIONS FOR RECEIVER(S) OF THE GUARANTEE
This Guarantee of Payment Certificate is only valid if you fill in this original together with the Participation Form, Date it, Sign it, rip it of and sent it back by registered letter to BetaalGarant by the address of registration of the Controller of the Registration, mentioned on the front of this Guarantee of Payment Certificate. It has to be received at least before 17.00 uur on the 60the day after the startingdate of this Guarantee of Payment Certificate.

This Guarantee of Payment Certificate will be distribute to the before mentioned receiver of the guarantee, which under the overleaf mentioned participation-conditions is entitled to demand his payment of the guarantee-amount, 150 months after the up here mentioned starting-date. This Guarantee of Payment Certificate is only silvering by BetaalGarant. It is not negotiable or transferable.

This campaign will be worked up administrative by a Notary-office.

PARTICIPATION CONDITIONS

A.- ABOUT US
We are Foundation BetaalGarant, established at the Torenstraat 13, 7101 DC in Winterswijk, The Netherlands. We guarantee for 100% the payment to the receiver(s) of the guarantee provided they are in receipt of a valid Guarantee of Payment Certificate on the condition that there will be acted up to all conditions of this Guarantee of Payment Certificate.

B.- ABOUT THE CAMPAIGN
We are agreed with the Supplier, that the supplier can distribute Guarantee of Payment Certificates to persons which bought certain articles for non trade custom, leased or obtained by way of a hire-purchase agreement. Per person, there may be not distributed more than one Guarantee of Payment Certificate. There may be not distributed Guarantee of Payment Certificates to persons, firms or partnerships which are involved in the organization, administration or marketing of this Promotion, or to there employees, members of there firm or representatives, or to members of the family of there employees, members of the firm or representatives. The Guarantee is personally committed and not transferable.

C.- THE GUARANTEE OF PAYMENT CERTIFICATE
You have bought to the front mentioned articles, leased or in hire-purchase obtained of the there mentioned Supplier, through which u have the right to demand by us payment of the amount mentioned on this Guarantee of Payment Certificate (or, if appropriate the equivalent in Euro's) provided that there will be acted up to the following Conditions completely, precisely and timely.

D.- THE CONDITIONS
1. You have to fill in the Guarantee of Payment Certificate together with the Participation-form completely, sign and date where such a thing is mentioned. The Supplier or Dealer may not have charged u anything for this Guarantee of Payment Certificate above the normal selling-price for the relative article.

2. You have to send us, by registered mail, the Guarantee of Payment Certificate together with the Participation-form, by way of the registration-address of the controller of tender. This have to be received by the controller of tender timely at certain time and day before 17.00 o'clock on the 60th day after the on the front mentioned starting-date. The original (example in behalf of the client) do you have to keep by yourself.

3. You have to exercise your right of payment, by returning us by registered mail, this original Guarantee of Payment Certificate together with the Participation-form, by way of the registration-address of the controller of tender. This have to received by BetaalGarant not before 150 months after the starting-date and not any later then 17.00 o'clock on the 30th day after 150 months after the starting-date, together with:
a- the original invoice (or receipt), or the lease- or hire purchase agreement of the article, which you received from the Supplier or Dealer.
b- the prove of payment of your original purchase (a copy of your bank or of the receipt you got by your purchase or of your financing-contract).
c- a fotocopy of your valid passport (only the relevant pages), your driving license or identity card as proof of your identity. You have to sign the fotocopy to confirmation that it is a loyal copy of the original.
d- Data about your bank account (number of the account, name of the keeper(s) of the account, name and address of the bank) and your address.

If you meet this conditions, we shall, within four weeks after receiving your request of payment, the on this Guarantee of Payment Certificate mentioned amount (or, if appropriate, the value in Euro's) pay it to you. You, are only entitled to ones, lay a claim to payment, in virtue of this Guarantee of Payment

Certificate, where with the handing in of your claim, all necessary papers and information have to be provided.

4. We are not obliged to pay, if we have reasonable doubt to assume, that you have been reminded by the media or a reminding-service or-program, or been stimulated to submit a request of payment in virtue of this Guarantee of Payment Certificate, in spite of such a service or program on a commercial base or for free or otherwise, has been established, unless it concerns common news.

5. We are only bound to comply with a claim of payment, in case a- the claim has been done in good faith:
b- the article has not been bought for trade custom:
c- there has been distributed to you, not more than one Guarantee of Payment
   Certificate, and
d- if you are not personally or as a member, employee or as a member of the family of a member of the firm or as partnership be involved in the organization, administration or marketing of this Promotion.

We are not bound to remunerate a claim of payment, in case of returning of the concerning article to the supplier or one of its dealers, when it takes place within 12 months after the date of purchase the lease- or hire-purchase agreement against complete or partly repayment of the for that charged purchase price, if then the purchase price, lease- or hire-purchase amounts not complete have been settled. We are entitled to demand verification of the supplier or one of its dealers and payment to postpone until receiving of such a verification.

6. U have strictly to comply with these conditions, specially to the time limits which are mentioned in these conditions. Each cross, how small though, leads to lapse of the right of restitution of the guarantee amount.

7. Your rights in virtue of this Guarantee of Payment Certificate in these conditions are highly personal and are not transferable to your heir-at-law and don't fall under your inheritance through death. You are not entitled to carry over your rights to thirds or to cede.

8. We didn't authorize the supplier, the dealer and those who are engaged, to do some kind of explanation referring to us or this promotion, unless before mentioned, so you may not set value on certain explanations or pronouncements, which would change these conditions of some kind.

9. In this Guarantee of Payment Certificate (under which these conditions), the meaning of the registration address is the address of BetaalGarant, mentioned on the front of this Guarantee of Payment Certificate (as long as you didn't receive a change of address from us or from BetaalGarant). All our announcements ought to be done right, if sent by mail to your address, as mentioned on the Guarantee of Payment Certificate, as long as you didn't announce a change of address at BetaalGarant.

10. The Dutch law will applies in case of interpretation and judgement of the legality and observance of it, in virtue of this Guarantee of Payment Certificate and all which relates to it. All differences will exclusive be settled by the competent judge at Zutphen.

11. By your signature of the Guarantee of Payment Certificate together with the Participation-form and the returning to us of those on the registration-address, you consolidate to have read these conditions, to understand those fully and to agree with it completely.